Marathon Patent Group Acquires Blockchain and Cryptocurrency Transmission Patents

LOS ANGELES, Jan. 18, 2018 (GLOBE NEWSWIRE) — Marathon Patent Group, Inc. (Nasdaq:MARA), today announced that it has entered into a purchase agreement to acquire four patents related to the transmission and exchange of cryptocurrencies between buyers and sellers.

Merrick Okamoto, Marathon’s Interim Chief Executive Officer stated, “Given our proficiency in identifying and acquiring important intellectual property, we believe that these patents afford us a unique and leverageable position, in addition to complementing our efforts as we enter into the digital asset and cryptocurrency business.”

As with any new and emerging technology the Company’s efforts to enter into businesses involving digital asset mining and cryptocurrency patent licensing and enforcement is subject to significant risk and we may not be successful.

On November 2, 2017, Marathon announced that it has entered into a definitive purchase agreement to acquire 100% ownership of Global Bit Ventures Inc. (“GBV”), a digital asset technology company that mines cryptocurrencies. The closing of the transaction is subject to obtaining requisite approvals and customary closing conditions.

About Marathon Patent Group, Inc.

Marathon is an IP licensing company. Following the acquisition of GBV, the combined company will focus on the development of GBV’s new business involving the blockchain ecosystem and generation of digital assets. GBV is focused on mining digital assets and intends to add specialized computer equipment and plans to expand its activities to mine new digital assets. To learn more about Marathon Patent Group, visit www.marathonpg.com. To learn more about Global Bit Ventures, visit www.globalbitventures.com.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock in the registered direct offering, the closing of the offering and the closing of its acquisition of Global Bit Ventures, Inc. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contact Information

Name: Jason Assad

Phone: 678-570-6791

Email: Jason@marathonpg.com